EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”), made and entered into this 14th day of August, 2025 (the “Effective Date”), by and between Myriad Genetics, Inc., a Delaware corporation (the “Company”), and Ben Wheeler (“Executive”).
WHEREAS, the Company wishes to employ Executive as its Chief Financial Officer;
WHEREAS, Executive represents that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so; and
WHEREAS, Executive and the Company desire to enter into a formal employment agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:
1.    Title; Role; Duties.
(a)    The Company shall employ Executive as its Chief Financial Officer (“CFO”) beginning on the Commencement Date and continuing for the Term (as such terms are defined in Section 2). Executive accepts such employment upon the terms and conditions set forth herein. During the Term, Executive shall report solely to the Company’s Chief Executive Officer (the “CEO”). Executive shall have the duties, responsibilities and authorities normally associated with the position of chief financial officer of a company of a similar size and similar nature of the Company. Executive agrees to faithfully and diligently perform to the best of Executive’s ability the duties and responsibilities of his position as CFO, as well as any such other duties and responsibilities (which are consistent with such position) as determined by the Board of Directors of the Company (the “Board”) and/or CEO from time to time. Executive’s principal place of work for the Company shall be in the Company’s office in Salt Lake City, Utah; provided, however, that Executive shall be permitted to work remotely in accordance with Company policy as it may be amended from time to time.
(b)    During the Term and except as provided below, Executive shall devote all of Executive’s business time, energies and efforts to the business and affairs of the Company.
(c)        Notwithstanding the foregoing, nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments, including the right to make passive investments in the securities of: (i) any entity which Executive does not control, directly or indirectly, provided that such entity does not compete with the Company; or (ii) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed five percent (5%) of the issued and outstanding securities of any class of securities of such publicly held entity. Subject to the consent of the Board or a committee thereof and the procedures associated with obtaining the same, Executive shall be permitted to sit on boards of directors or similar governing bodies of other businesses; provided that the Company acknowledges and agrees that Executive may continue to serve on the boards on which he currently serves and that he has disclosed to the Company (and applicable committees thereof). In addition, nothing in this Section 1 shall prevent or limit Executive’s involvement in civic and charitable activities so long as such activities do not interfere with Executive’s duties for the Company.
2.        Term; Termination.
(a)        Term. Executive shall continue to serve as the Company’s Chief Financial Officer, Operations, through the day before the Commencement Date (as defined below). Executive’s employment hereunder as CFO shall commence on August 16, 2025 (the “Commencement Date”) and shall continue until terminated hereunder by either party. Such term of employment shall be referred to herein as the “Term.”
(b)    Separation Process and Requirements. Notwithstanding the at-will nature of employment, and subject to the terms and conditions of the Company’s Severance and Change of Control Agreement which shall become effective as of the Commencement Date (the “Severance Agreement”), attached hereto as Exhibit A:
(i)    In the event of a termination of employment by the Company based on Executive’s Disability (as defined in the Severance Agreement), termination shall occur upon written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice pursuant to the notice provisions of the Severance Agreement.
(ii)    In the event of a termination of employment by the Company for Cause (as defined in the Severance Agreement), termination shall occur upon written notice by the Company to Executive (following any cure period, if applicable) that Executive’s employment is being terminated for Cause, which termination shall be effective pursuant to the notice provisions of the Severance Agreement.
(iii)    In the event of a termination of employment by the Company for reasons other than Disability or Cause, termination shall occur upon written notice by the Company to Executive that Executive’s employment is being terminated, which termination shall be effective on the date of such notice pursuant to the notice provisions of the Severance Agreement.
(iv)    In the event of a termination of employment by Executive for Good Reason (as defined in the Severance Agreement), termination shall occur upon written notice by Executive to the Company (following any cure period, if applicable) that Executive is terminating Executive’s employment for Good Reason, which termination shall be effective pursuant to the notice provisions of the Severance Agreement.
(v)    In the event of a termination of employment by Executive without Good Reason, termination shall occur upon written notice by Executive to the Company that Executive is terminating Executive’s employment pursuant to the notice provisions of the Severance Agreement, provided that termination shall be effective at least thirty (30) days after the date of such notice, unless the Company elects an earlier effective date, which the Company may so elect in its sole discretion without such election modifying the nature of such termination.
Notwithstanding anything in this Section 2(b), the Company may at any point terminate Executive’s employment for Cause (to the extent Cause exists and the applicable notice and cure periods have been satisfied) prior to the effective date of any other termination contemplated hereunder.
Any notice of termination of Executive’s employment shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.
To the extent any conflict exists between a provision of this Section 2(b) of this Agreement and a provision of the Severance Agreement, the provision of the Severance Agreement shall govern.
(c)    Eligibility for Severance and Change in Control Agreement. The Company shall offer Executive, and Executive shall be eligible for benefits under, the Severance Agreement, in accordance with the terms of such Severance Agreement. Except as expressly described in the Severance Agreement, Executive shall not be eligible for any other payments or other forms of compensation or benefits in the event of a termination, and the payments and benefits expressly described in the Severance Agreement shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against the Company relating to the termination of Executive’s employment under this Agreement. The Company and Executive hereby terminate the Executive Retention Agreement, dated February 27, 2020, between the Company and Executive (the “Executive Retention Agreement”) as of the Commencement Date and acknowledge and agree that the Executive Retention Agreement is of no further force and effect as of the Commencement Date.
(d)    Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an employee, officer, director, or manager of the Company or any of its affiliates.
3.        Compensation.
(a)        Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of four hundred and ninety thousand dollars ($490,000.00), subject to withholdings and deductions in accordance with applicable law. Executive’s Base Salary shall be reviewed annually and may be increased, but not decreased (other than a reduction of similar magnitude to the base salaries of Company senior executives if there is a reduction of the Company’s senior executive base salaries generally), from time to time from the level then in effect. The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time.

(b)        Annual Cash Incentive Bonus. Executive shall be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) in a target amount equal to seventy-five percent (75%) of Executive’s Base Salary. The Annual Bonus amount shall be determined as part of the Company’s Management Business Objectives (“MBO”) program, which includes the assessment of Executive’s performance in established areas, the Company’s financial performance, and other factors. The Compensation and Human Capital Committee of the Board (the “Compensation Committee”) or the CEO, after consultation with Executive, shall in its sole discretion approve MBOs for Executive for each fiscal year of the Company during the Term, which MBOs may consist of individual objectives, pre-established financial performance targets for the Company such as revenue and adjusted operating income, and other objectives. The Annual Bonus shall be paid to Executive during the calendar year immediately following the calendar year in which it was earned, with the expectation that the payment shall be made no later than May 30 of the applicable year. Executive must be employed by the Company through the earlier of the date of the Annual Bonus payment or May 30 of such applicable year in order to be eligible for any such Annual Bonus.
(c)        Initial Grant. The Company shall grant Executive an initial one-time grant (the “Initial Grant”) of restricted stock units with respect to the Company’s common stock, $0.01 par value per share (“Common Stock”). The Initial Grant shall be granted on the Commencement Date and shall consist of 60,000 time-based restricted stock units (“RSUs”) and 60,000 performance-based restricted stock units (“PSUs”) and shall be subject to the Company’s 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2017 Equity Plan”), and the terms of the Company’s form Restricted Stock Unit Agreement. The RSUs shall vest in three (3) equal installments on each of the first three (3) anniversaries of the Commencement Date subject to Executive’s continued service to the Company through each vesting date. The PSUs shall be subject to vesting upon meeting the performance metrics and time-based vesting conditions set forth in the Company’s 2025 Long-Term Incentive Program, as determined by the Company’s Compensation Committee in its sole discretion, and any PSUs actually earned shall vest on March 13, 2028, subject to Executive’s continuous service with the Company through such vesting date.
(f)    Paid Time Off. Executive may take paid time off each year, to be scheduled to minimize (to the extent reasonably possible) disruption to the Company’s operations, pursuant to the terms and conditions of the Company’s policies and practices as applied to the Company’s senior executives.
(g)        Fringe Benefits; Insurance. Executive shall be entitled to participate in all benefit, retirement, and welfare plans and fringe benefits provided to similarly situated executives of the Company, if and when the Company offers such plans and benefits, subject to the terms of each applicable plan. Executive understands that, except when prohibited by applicable law or the terms of the applicable plan, the Company’s benefit and retirement plans and fringe benefits may be amended or terminated by the Company from time to time in its sole discretion. Executive shall be covered, to the same extent as similarly situated senior executives of the Company, under any Company maintained directors and officers errors and omissions liability insurance policy.

(h)        Reimbursement of Expenses. The Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies and procedures with respect thereto as in effect from time to time. Executive shall travel via first class or business class for all business-related travel. Without limiting the foregoing, within 30 days after the Effective Date, the Company shall pay Executive’s legal counsel for legal fees in an amount not to exceed ten thousand dollars ($10,000.00) incurred in connection with this Agreement and its exhibits and related materials. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s employment with the Company; (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
4.        Forfeiture/Clawback. Any amounts payable hereunder or in the future by the Company are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
5.        Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Utah law, and the Company’s Certificate of Incorporation, By-Laws and standard Director and Executive Officer Indemnification Agreement, attached as Exhibit B hereto.
6.        Confidentiality; Restrictive Covenants; Inventions Assignment. In light of the competitive and proprietary aspects of the business of the Company, and as a condition of Executive’s employment hereunder, Executive agrees to execute and abide by the Company’s Employee Invention Assignment, Confidentiality, and Restrictive Covenants Agreement, attached as Exhibit C hereto. By signing this Agreement, the Company and Executive each expressly restate and reaffirm their rights and obligations under the Employment Agreement, dated December 6, 2011, by and between Myriad Genetics, Inc. and Executive (the “Prior Employment Agreement”) with respect to Employee’s employment with the Company prior to the Commencement Date. However, the Prior Employment Agreement shall be deemed to be terminated, superseded, and replaced by this Agreement and its accompanying exhibits (including Exhibit C) with respect to Employee’s employment on and after the Commencement Date.
7.        Return of Property and Records. Upon the termination of Executive’s employment hereunder for any reason, Executive shall: (a) return to the Company all Company confidential information and copies thereof (regardless of how such confidential information or copies are maintained) then in Executive’s possession or control; and (b) deliver to the Company any property of the Company which may be in Executive’s possession or control, including, but not limited to, cell phones, smart phones, laptops, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same; provided that Executive may retain copies of applicable benefit plans, contracts to which he personally (i.e., not in his capacity as a Company employee) is a party, and his personal contacts, calendars, and correspondence.
8.        Certification Regarding Conflicting Obligations. Executive hereby represents and warrants that: (a) the execution of this Agreement and the performance of Executive’s obligations hereunder shall not breach or be in conflict with any other agreement to which Executive is a party or is bound, or any other obligation or undertaking of Executive; (b) Executive is not subject to any covenant against competition or similar covenant, or any court order, or any other legal obligation that would restrict, limit or affect the performance of Executive’s obligations hereunder; and (c) all facts Executive has presented to the Company are accurate and true in all material respects. Executive agrees that (y) Executive shall not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent; and (z) Executive shall be subject to, and comply with, the Company’s Stock Ownership Guidelines, as such guidelines are amended from time to time.
9.        Taxation. All compensation, payments and benefits provided to Executive hereunder shall be subject to applicable and customary withholdings and deductions as required under law, statute, regulation, rule or term of any employee benefit plan in which Executive participates.
10.    Code Section 409A. Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A, as set forth in greater detail in the Severance Agreement.
11.        Code Section 280G. Executive and the Company are bound by the Code Section 280G provisions set forth in greater detail in the Severance Agreement.
12.     Cooperation. The parties agree that certain matters in which Executive will be involved during the Term may necessitate Executive's cooperation in the future. Accordingly, following the termination of Executive's employment for any reason, to the extent reasonably requested by the Board or the CEO, Executive shall reasonably cooperate with the Company in connection with matters arising out of Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive's other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation.
13.        General.
(a)    Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid; or (iv) by electronic mail.  All notices, requests, consents and other communications hereunder shall be deemed to have been given either (A) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth in Executive’s Employment Agreement, (B) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (C) if sent by registered mail, on the fifth business day following the day such mailing is made or (D) if by electronic mail, then immediately upon delivery thereof to the receiving party’s email address.
Notices to Executive shall be sent to:

The last known address in the Company’s records or such other address as Executive may specify in writing.

Notices to the Company shall be sent to:

Myriad Genetics, Inc.
322 North 2200 West
Salt Lake City, Utah 84116
Attn: President and Chief Executive Officer
Attn: Chief Legal Officer

or to such other the Company representative as the Company may specify in writing.

(b)        Modifications; Amendments; Waivers; Consents. The terms of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The terms of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
(c)        Assignment. The Company shall require any successor to all or substantially all of the Company’s business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.
        (d)        Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Utah, without giving effect to any choice or conflict of law provision or rule. Any legal action permitted by this Agreement to enforce an award or for a claimed breach shall be governed by the laws of the State of Utah, and shall be commenced and maintained solely in any state or federal court located in the State of Utah, and both parties hereby submit to the jurisdiction and venue of any such court.

(e)        Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
(f)        Entire Agreement. As of the Commencement Date, this Agreement, together with the other agreements specifically referenced herein, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant, or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change, or restrict the express terms and provisions of this Agreement. Except as otherwise expressly provided in Section 2(b), to the extent any conflict exists between any provision of this Agreement and any other provision of any agreement between the parties (including without limitation the Prior Employment Agreement or any exhibit to this Agreement) or any Company policy, the provisions of this Agreement shall govern.
(g)    Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.
(h)    No Mitigation. Except as required by applicable law or any Company clawback policy applicable to similarly situated senior executives, in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Agreement (or its exhibits), nor shall the amount of any payment or benefit under this Agreement (or its exhibits) be reduced by any compensation earned by the Executive as a result of employment by another employer, other than as described in Section 2(c)(iv) and Section 2(e)(iv) of the Severance Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BEN R. WHEELER	MYRIAD GENETICS, INC.

/s/ Ben R. Wheeler	By: /s/ Samraat S. Raha
Signature	Samraat S. Raha
President and Chief Executive Officer

Exhibit A
Severance and Change of Control Agreement
See attached.

Exhibit B
Indemnification Agreement
See attached.

Exhibit C
Employee Invention Assignment, Confidentiality, and Restrictive Covenants Agreement
See attached.